Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-276352, 333-274920, and 333-263753 on Form S-3 and Nos. 333-217545, 333-229431, 333-257295, 333-260881 and 333-280082 on Form S-8, of our reports dated February 24, 2025, relating to the financial statements of Civitas Resources, Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 24, 2025